Exhibit 99.1

For investor inquiries, contact: Ben Daitch Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 info@canopetro.com

Cano Petroleum Announces Second Quarter Fiscal Year 2009 Results, Earnings Call and Operations Update

FORT WORTH, Texas—(February 09, 2009)—Cano Petroleum, Inc. (NYSE Alternext: CFW) today announced its financial results for the second quarter of fiscal year 2009.

Second Quarter Results

For the three months ended December 31, 2008, Cano reported net income applicable to common stock of $13.7 million or $0.30 per share.  This includes the $10.9 million gain on the repurchase of preferred stock.  Excluding this gain, our reported earnings applicable to common stock would have been $2.8 million.  Net income benefited from an $18.9 million (pre-tax) non-cash unrealized gain from derivatives due to changes in their mark-to-market valuation for the quarter ended December 31, 2008 and was reduced by $23.1 million (pre-tax) in non-cash impairments to our long-lived assets and goodwill due to closing oil and natural gas prices on December 31, 2008. Excluding these two non-cash items (the unrealized gain and impairment), net income applicable to common stock would have been $5.2 million. Net income to common stock includes after-tax income of $12.2 million from discontinued operations, without which the net loss applicable to common stock would have been $7.0 million. Last year in the same period, we reported a net loss applicable to common stock of $1.6 million or $0.04 per share, excluding an unrealized loss from commodity derivatives of $1.8 million and income from discontinued operations of $0.5 million, net loss applicable to common stock would have been $0.8 million.

	December 31, 2008		December 31, 2007
	Earnings	EPS	Earnings	EPS
Reported	$13,653	$0.30	$(1,578)	$(0.04)
Less: Preferred stock repurchased in excess of carrying amount	(10,890)	(0.24)	—	—
Earnings from operations	2,763	0.06	(1,578)	(0.04)
Less: Non-cash items, net of tax
Unrealized gain (loss) on commodity derivative	(11,296)	(0.25)	1,199	0.03
Impairment of long-lived assets	13,363	0.29	—	—
Impairment of goodwill	409	0.01	—	—
Earnings from operations excluding non-cash items	5,239	0.11	(379)	(0.01)
Less: Income from discontinued operations	(12,246)	(0.27)	(469)	(0.01)
Adjusted earnings from continuing operations	$(7,007)	$(0.16)	$(848)	$(0.02)

Revenue for the three month period ended December 31, 2008, was $4.9 million, down 37% compared to $7.7 million for the same period last year. In the period, our sales were 70 MBbls of oil (56 MBbls in 2007) and 195 MMcf of natural gas (253 MMcf in 2007), or 103 MBOE (98 MBOE in 2007). Second quarter production was 1,203 net BOEPD, or 10.6% more than the second quarter of fiscal year 2008 (“FY08”) and 2.6% less as compared to the first quarter of fiscal year 2009 (“FY09”). Excluding income from hedges, during the quarter we received average prices of $52.55 per barrel of oil and $5.70 per Mcf of gas, or $47.52 per BOE ($64.20 per BOE including hedge income). For the same period ending December 31, 2007, oil prices averaged $86.78 per barrel, and natural gas prices averaged $10.89 per Mcf, or an average price of $78.37 per BOE ($77.98 per BOE including hedge losses).

Lease operating expense (“LOE”), on a produced BOE basis, increased to $44.06 from $27.33 for the three month period ended December 31, 2008 (after implementing a series of cost saving actions, December LOE was $35.56 per BOE). The increase was caused by increased workover activities, increased downhole chemical treatments at the Panhandle Properties of $1.4 million and higher operating expenses incurred at the Cato Properties of $0.6 million to support increased crude oil and natural gas sales. The workover activities at the Panhandle Properties pertained to returning wells to production and are expected to result in increased production in future months. Based upon renegotiated contracts with the key service providers, LOE is expected to be less over the coming quarters.

General and administrative (“G&A”) expense increased $5.8 million as compared with the same period last year due to increased legal expense pertaining to the Panhandle fire litigation including settlement costs and accruals for claims not settled at December 31, 2008, increased legal costs associated with regulatory compliance and costs associated with the stockholder lawsuit ($0.2 million self-insured retention under our Directors &Officers insurance policy). These increases were partially offset by decreased stock compensation expense due to the lower cost of stock option grants of $0.3 million. Production and ad valorem taxes decreased $0.1 million as a function of lower revenues, which was partially offset by higher tax rates.

Depletion and depreciation (“D&D”) expense increased from $0.9 million to $1.4 million primarily due to higher production volumes and depletion rates. As a result of commodity prices and our current outlook for our Desdemona Properties, we have taken an impairment of $22.4 million representing a reclassification of all proved undeveloped locations at that those properties out of unproved reserves. We recorded a $0.7 million pre-tax impairment of goodwill as a direct result of the $22.4 million pre-tax impairment on our Barnett Shale Properties.

Total operating expenses increased to $38.6 million, compared with $7.9 million for the same period last year. The increase is due to the impairment, and higher expenses for LOE, G&A and D&D, as previously discussed.

Interest expense for the quarter was $0.1 million, down from $0.2 million last year. Interest expense was reduced in each quarter by $0.1 million and $0.6 million, respectively, as we capitalized interest with respect to our waterflood and alkaline/ surfactant/ polymer (“ASP”) projects. We recorded preferred stock dividends of $0.9 million for the second quarter of both FY09 and FY08. Due to the retirement of

$22.9 million of notional value of our preferred stock during the current quarter, projected dividends will be reduced by approximately 45% in the future. In the future, of our preferred stock dividends, 59% will be payment-in-kind, with the balance paid in cash.

Fiscal Six Months Results

For the six months ended December 31, 2008, we reported net income applicable to common stock of $14.6 million. Net income benefited from a $43.2 million (pre-tax) non-cash unrealized gain from derivatives due to changes in their mark-to-market valuation for the six months ended December 31, 2008 and was reduced by a $22.4 million (pre-tax) non-cash impairment as previously discussed. Excluding these two non-cash items (the unrealized gain and impairment) net income applicable to common stock would have been $1.9 million, or $0.04 per share. Net income to common stock includes after-tax income of $11.4 million from discontinued operations, without which the net loss applicable to common stock would have been $0.22 per share. Last year in the same period, Cano reported a net loss applicable to common stock of $2.8 million or $0.08 per share (excluding an unrealized loss from commodity derivatives of $2.4 million, net loss applicable to common stock would have been $1.3 million or a loss of $0.04 per share income). Our reported earnings per share of $0.56 included the $10.9 million gain on the repurchase of preferred stock. Excluding this gain, our reported earnings per share would have been $0.32 per share.

Capital Expenditures / Liquidity

As mentioned in our October 29, 2008 press release, we reduced our drilling capital expenditure budget from $97.5 million to $35.5 million due to uncertainty in the capital, credit and commodity price markets. Based upon initial responses at our Cato waterflood and to increase injectivity at our Panhandle properties, we have increased this figure to $38.5 million. Capital expenditures incurred for the second quarter of fiscal year 2009 were $13.1 million ($33.2 million for first half of fiscal year 2009).

On October 1, 2008, we completed the sale of our wholly-owned subsidiary, Pantwist, LLC, for $42.7 million ($40.0 million net of certain closing adjustments, $2.1 million of discontinued operations income in the first quarter of FY09 and advisor fees). On December 2, 2008, we sold our interests in the Corsicana Properties for $0.3 million.

During October 2008, we sold uncovered “floor price” commodity derivative contracts covering July 2010 to December 2010 for $0.6 million to our counterparty, and during November 2008, we sold all remaining uncovered “floor price” commodity derivative contracts covering November 2008 through June 2010 for $2.6 million to our counterparty.

On October 31, 2008, an insurance carrier for a third-party paid us $6.0 million (its full insurance policy limits) in exchange for a full release of any existing or future claims related to wildfires that began on March 12, 2006 in Carson County, Texas. The $6.0 million has been fully expended to cover the fire litigation settlements.

During November and December 2008, we repurchased 22,948 shares of Series D Convertible Preferred Stock (including 2,323 shares of pay-in kind or PIK dividends), including accrued and unpaid PIK dividends for $10.4 million.

On December 17, 2008, we finalized a new $120.0 million Amended and Restated Credit Agreement (“ARCA”) with Union Bank of North America, N.A. (“UBNA,” f/k/a Union Bank of California, N.A.)

and Natixis (our senior credit facility). UBNA is the Administrative Agent and Issuing Lender of the ARCA. The initial and current borrowing base, based upon our proved reserves, is $60.0 million. Pursuant to the terms of the ARCA, the borrowing base is to be redetermined at May 1, 2009 and again at June 30, 2009. Thereafter, there will be a redetermination every six months with one interim, additional redetermination allowed during any six month period between scheduled redeterminations.

On December 17, 2008, we finalized a new $25.0 million Subordinated Credit Agreement among Cano, the lenders and UnionBanCal Equities, Inc. as Administrative Agent. The current availability under the Subordinated Credit Agreement is $15.0 million. An additional $10.0 million could be made available to us at the lenders’ sole discretion. Any advances under the $15.0 million currently available must be made by March 17, 2009. It is our intention to draw the $15 million of availability, by March 17, 2009 and use the proceeds to pay down then outstanding balances under the ARCA.

On January 13, 2009, we entered into a three-year LIBOR interest rate swap agreement for $20 million in notional exposure with Natixis, where we pay Natixis 1.73% and Natixis pays us the then prevailing three-month LIBOR rate.

Based upon settlements reached during December 2008 and January 2009, we have settled 12 of the 13 remaining lawsuits related to wildfires that began on March 12, 2006 in Carson County, Texas, with one additional case remaining on appeal. These settlements were paid out of the previously mentioned settlement with the third-party electrician and from cash on hand.

At February 6, 2009, we had availability under our ARCA of $23.0 million and $15.0 million under our Subordinated Credit Agreement. The Company has no current plans or need to access the equity capital markets. We have approximately $96.0 million of availability under our December 28, 2007 universal shelf registration statement.

Financial Data

Detailed financial data, including operating revenue, current hedge positions, income statement and balance sheet are included in the following pages.

Management Comments

Jeff Johnson, Cano’s Chairman and CEO, stated, “We are very pleased with what we have accomplished in the second quarter of our FY09. In a distressed market, we completed the majority of our FY09 development plan, settled all but one of our Panhandle fire litigation lawsuits (with one additional cash remaining on appeal), closed on the sale of non-core assets, repurchased almost $23 million of our Preferred Stock and negotiated $145 million of new credit facilities.

We continue to work towards the goals of:

•                  Maintaining a strong balance sheet and liquidity position: Two new credit facilities, non-core asset sales and significant commodity hedges in place ($80/Bbl oil and $7.75/Mcf natural gas price floors) are actions taken to date;

•                  Cost cutting: December saw a LOE reduction of approximately $450,000 based upon initiatives mentioned at our last earnings call. Legal fees associated with the Panhandle fire litigation should be reduced more than $100,000 per month; and

•                  Execution: Both our Panhandle and Cato waterfloods are showing encouraging results.”

Operations Update

Total Company Production

Our production goal for the remainder of FY09 is to maintain production levels of over 1,200 BOEPD. Additionally, we intend to limit spending for the remainder of the fiscal year to within operating cash flows until we see production lift from prior investments made at our Panhandle and Cato waterflood projects.

Production in our second quarter FY09 averaged 1,203 BOEPD, up 10.7% from our prior year second quarter (on a pro-forma basis for the sale of Pantwist). Year-to-date, production has averaged 1,219 BOEPD and is up 12.0% from the 1,090 BOEPD in the first half of FY08. It is notable that we achieved this consistent production rate with no drilling activity in the quarter. Our ability to maintain production rates without any contribution from our drilling activity is a unique aspect of our business model. The biggest year-on-year production growth driver was the Cato Properties where production increased 205 BOEPD.

The sustained gains at Cato are the result of an earlier than expected waterflood production response from the field. Since injection commenced in September 2008, direct waterflood production response has been observed in five infill producers drilled offsetting the prior Amoco pilot injection wells. This portion of the field was targeted to flood first as we already had some reservoir fill-up from the prior Amoco pilot. By drilling our infill waterflood patterns on 20 acre spacing, we are able to capture direct waterflood response in this down-spaced environment. As we reported in our first quarter earnings call, the FY09 drilling program was completed at Cato in early October 2008. Normal production declines were experienced at the remainder of the Cato Properties, but these declines were more than offset by waterflood production responses experienced in November and December 2008. Current January 2009 exit rate production at the Cato Properties is over 300 BOEPD (as compared to 250 BOEPD for December 2008), buoyed by waterflood production response of over 100 net BOEPD. There are two producing wells in their first stages of waterflood response and workovers are being planned to increase production at these wells in the near-term.

Drilling Capital Development Update

Based upon initial responses at the Cato waterflood and the opportunity to increase water injection at Cockrell Ranch, we are revising our drilling capital development budget from $35.5 million to $38.5 million. Increases are as follows:

•                  Cato Properties up $2.0 million from $18.5 million to $20.5 million;

•                  Panhandle Properties up $1.0 million from $12.0 million to $13.0 million.

To date, our capital development program has resulted in the drilling of 18 new wells for the full year. This includes four ASP observation wells at Nowata, five Harvey Unit development wells (Panhandle mini-flood), one Cockrell Ranch observation well (Panhandle) and eight waterflood development wells at Cato. This is down from 86 wells that we had in the original $97.5 million budget. The drilling program for FY09 was completed in January 2009, however, all wells drilled in the quarter ended December 31, 2008 were drilled to support our projects and did not contribute to production for the quarter

Panhandle Properties. Initial base production response at the Cockrell Ranch Unit waterflood has remained at approximately 80-100 net BOEPD between June and December 2008. During the first quarter of FY09, as a result of our previously announced surveillance program, we identified and isolated injectivity issues in 16 of the 62 injector wells. The Cockrell waterflood has been at full injection for 10 months with more targeted injection since September 2008.

We recently drilled and completed an observation well, the CR108, in the Cockrell Ranch Unit on 10-acre spacing (this field is being flooded on 20-acre spacing). We obtained side-wall cores and side-wall pressure indications from the main pay intervals in the Brown Dolomite formation. We observed remaining oil saturation levels and reservoir pressure readings which validate that the flood front is advancing on schedule. Moreover, on February 2, 2009 we again increased our water injection capacity by 15,000 BWIPD to increase daily injection rates at the Cockrell Ranch to 75,000 BWIPD, after having added 15,000 BWIPD capacity in January 2009. It is important to note that it is still early in the life of this waterflood, and the surveillance measures we have taken as well as the initial results at the Cockrell Ranch Unit are normal. We are extremely pleased with the increasing bottom-hole pressures and injection/withdrawal rates in certain areas of the field. We are on track to see a more direct correlation of pore volume injections (“PVI”) versus oil saturations, which should lend to corresponding oil production.

The new capital development plan provides for the development of only one mini-flood this fiscal year. The waterflood permit application for the Harvey Unit was approved by the Texas Railroad Commission on October 20, 2008. The Harvey mini-flood will consist of six injection wells and 13 producing wells. Drilling for this project was completed on January 5, 2009. We expect to initiate water injection by the end of March 2009.

We expect to file the appropriate waterflood permits for the remaining five mini-floods within the next 90 days. The mini-floods, which are to be drilled on tighter spacing utilizing smaller development patterns, should quicken permitting and response times, thus allowing a larger development footprint over a greater acreage position in this field.

Net production at the Panhandle Properties for December 2008 was approximately 600 BOEPD.

Cato Properties. We have seen an encouraging initial waterflood response at the Cato Properties in the prior Amoco pilot area. We currently have 15 water injection wells on-line and 25 producing wells in Phase I of the Cato waterflood pattern. We are injecting at a rate of approximately 7,000 BWIPD. In total, the initial phase of the Cato waterflood encompasses roughly 640 acres. We have recently run two submersible pumps with plans to add another four as we have seen increasing waterflood pattern response and corresponding high fluid levels. These actions will increase fluid production in the range of ~5,000 BFPD. This will bring the total daily fluid (and associated injection) rates to over 12,000 BFPD.

Net production for December 2008 at the Cato Properties was approximately 250 BOEPD. Despite having completed our last in-fill well on October 5, 2008, initial waterflood response at Cato provided enough lift to offset normal field decline which allowed us to exit January 2009 with net production rates of over 300 BOEPD.

Desdemona Properties. In light of current commodity prices and our revised drilling capital budget, we believe there is uncertainty in the likelihood of our developing proved undeveloped reserves associated with our Barnett Shale properties at the Desdemona Properties within the next five years.

Accordingly, during the quarter ended December 31, 2008, we recorded a $22.4 million pre-tax impairment to our Barnett Shale Properties.

In January 2009, we shut-in four uneconomic horizontal Barnett Shale wells and four uneconomic vertical Barnett Shale/Marble Falls producers. We expect this action to reduce production from the Desdemona Properties by 10-14 net BOEPD. We have taken these actions, among others, to more than halve our LOE at the field while we continue to waterflood the Duke Sand reservoir. Though we do not expect to see meaningful response from our Duke Sand waterflood during FY09, we believe that the Duke Sand waterflood is a viable project with a large probable reserve upside.

Net production for December 2008 at the Desdemona Properties was approximately 70 BOEPD.

Nowata Properties. Our ASP tertiary recovery pilot project, which has been in full operation since December 2007, has injected close to .18 PVI of ASP. We have now completed the ASP stage of injection and are performing the final injection stage of a Polymer flush. We have finished drilling and completing four observation wells and they are currently being tested. The observation wells should allow us to test flood-front results in our ASP Pilot. We will announce the results of our observation wells as soon as we have definitive results.

Net production for December 2008 at the Nowata Properties was approximately 220 BOEPD.

Davenport Properties. Net production for December 2008 at the Davenport Properties was approximately 65 BOEPD.

Lease Operating Expense

We completed a number of initiatives to reduce LOE this quarter. We expect to see reductions in all of our fields as well. LOE will continue to be high, on a relative basis, as compared to companies focused on primary production until such time as we see lift from our prior waterflood capital expenditures.

We saw LOE drop, from the $46/BOE range in the first quarter, to $44/BOE in the second quarter. Our LOE, reported on a production basis, dropped to $40/BOE in November 2008 and $36/BOE in December 2008.

Earnings Call

The Company will hold an earnings call to discuss fiscal second quarter 2009 results and provide an update on its operations on Tuesday, February 10, 2009, at 2:30 P.M. Eastern Time (1:30 P.M. Central Time). Interested parties can participate in the call by dialing 866-713-8307. For calls outside the U.S., parties may dial 617-597-5307. The passcode is 69867447. This call is being webcast by Thomson/CCBN and can be accessed at Cano’s website at www.canopetro.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the NYSE Alternext under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Notes to Investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Cano uses “non-proved reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC. Investors are also urged to consider closely the disclosures in Cano’s Form 10-K for the fiscal year ended June 30, 2008, available from Cano by calling 877-698-0900. This form also can be obtained from the SEC at www.sec.gov.

CANO PETROLEUM, INC.

OPERATING REVENUES

	Quarter ended December 31,		Increase	Six months ended December 31,		Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)
Operating Revenues (in thousands)	$4,876	$7,696	$(2,819)	$15,808	$14,282	$1,526
Sales
- Crude Oil (MBbls)	70	56	14	143	112	31
- Natural Gas (MMcf)	195	253	(58)	390	493	(103)
- Total (MBOE)	103	98	5	208	194	14
Average Price
- Crude Oil ($/ Bbl)	$52.55	$86.78	$(34.23)	$82.72	$79.60	$3.12
- Natural Gas ($/ Mcf)	$5.70	$10.89	$(5.19)	$9.87	$10.58	$(0.71)

COMMODITY DERIVATIVES

Time Period	Floor Oil Price	Ceiling Oil Price	Barrels Per Day	Floor Gas Price	Ceiling Gas Price	Mcf per Day	Barrels of Equivalent Oil per Day
1/1/09 - 12/31/09	$80.00	$110.90	367	$7.75	$10.60	1,667	644
1/1/09 - 12/31/09	$85.00	$104.40	233	$8.00	$10.15	1,133	422
1/1/10 - 12/31/10	$80.00	$108.20	333	$7.75	$9.85	1,567	594
1/1/10 - 12/31/10	$85.00	$101.50	233	$8.00	$9.40	1,033	406
1/1/11 - 3/31/11	$80.00	$107.30	333	$7.75	$11.60	1,467	578
1/1/11 - 3/31/11	$85.00	$100.50	200	$8.00	$11.05	967	361

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	December 31,		December 31,
In Thousands, Except Per Share Data	2008	2007	2008	2007
Operating Revenues:
Crude oil sales	$3,685	$4,855	$11,803	$8,912
Natural gas sales	1,112	2,762	3,846	5,212
Other revenue	79	79	159	158
Total operating revenues	4,876	7,696	15,808	14,282

Operating Expenses:
Lease operating	4,774	2,659	9,843	5,226
Production and ad valorem taxes	426	488	1,479	981
General and administrative	9,544	3,763	14,404	7,385
Impairment of long-lived assets (Note 12)	22,398	—	22,398	—
Depletion and depreciation	1,361	891	2,572	1,752
Accretion of discount on asset retirement obligations	76	50	150	101
Total operating expenses	38,579	7,851	50,846	15,445

Loss from operations	(33,703)	(155)	(35,038)	(1,163)

Other income (expense):
Interest expense and other	(119)	(151)	(254)	(352)
Impairment of goodwill	(685)	—	(685)	—
Unrealized gain (loss) on commodity derivatives	18,933	(1,846)	43,180	(2,362)
Realized gain (loss) on commodity derivatives	2,365	(38)	1,814	259
Total other income (expense)	20,494	(2,035)	44,055	(2,455)
Income (loss) from continuing operations before income taxes	(13,209)	(2,190)	9,017	(3,618)
Deferred income tax benefit (expense)	4,581	778	(4,038)	1,275

Income (loss) from continuing operations	(8,628)	(1,412)	4,979	(2,343)

Income from discontinued operations, net of related taxes	12,246	722	11,393	1,374
Net income (loss)	3,618	(690)	16,372	(969)
Preferred stock dividend	(855)	(888)	(1,791)	(1,855)
Preferred stock repurchased in excess of carrying amount	10,890	—	10,890	—

Net income (loss) applicable to common stock	$13,653	$(1,578)	$25,471	$(2,824)

Net income (loss) per share - basic
Continuing operations	$0.03	$(0.06)	$0.31	$(0.12)
Discontinued operations	0.27	0.02	0.25	0.04
Net income (loss) per share - basic (Note 9)	$0.30	$(0.04)	$0.56	$(0.08)

Net income (loss) per share - diluted
Continuing operations	$0.04	$(0.06)	$0.30	$(0.12)
Discontinued operations	0.23	0.02	0.21	0.04
Net income (loss) per share - diluted (Note 9)	$0.27	$(0.04)	$0.51	$(0.08)

Weighted average common shares outstanding
Basic	45,422	35,101	45,380	33,859
Diluted	53,275	35,101	53,743	33,859

CANO PETROLEUM, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
In Thousands, Except Shares and Per Share Amounts	2008	2008
ASSETS
Current assets
Cash and cash equivalents	$668	$771
Accounts receivable	2,196	3,916
Deferred tax asset	—	3,592
Derivative assets	7,967	—
Inventory and other current assets	1,341	642
Assets held for sale	—	25,912
Total current assets	12,172	34,833
Oil and gas properties, successful efforts method
Less accumulated depletion and depreciation	(32,743)	(7,962)
Net oil and gas properties	249,605	239,968
Fixed assets and other, net	2,820	2,096
Derivative assets	6,164	125
Goodwill	101	786
TOTAL ASSETS	$270,862	$277,808
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,252	$8,679
Accrued liabilities	7,069	2,840
Deferred tax liabilities	2,890	—
Liabilities associated with discontinued operations	—	1,398
Oil and gas sales payable	558	815
Derivative liabilities	—	9,978
Current portion of asset retirement obligations	336	345
Total current liabilities	18,105	24,055
Long-term liabilities
Long-term debt	30,000	73,500
Asset retirement obligations	3,000	2,865
Deferred litigation credit	—	6,000
Derivative liabilities	—	16,390
Deferred tax liabilities	30,147	26,062
Total liabilities	81,252	148,872
Temporary equity
Series D convertible preferred stock and paid-in-kind dividend; par value $.0001 per share, stated value $1,000 per share; 49,116 shares authorized; 23,849 and 44,474 shares issued at December 31, 2008 and June 30, 2008, respectively; liquidation preference at December 31, 2008 and June 30, 2008 of $26,431 and $48,353, respectively.	24,848	45,086
Commitments and contingencies
Stockholders’ equity
Common stock, par value $.0001 per share; 100,000,000 authorized; 47,346,812 and 46,078,518 shares issued and outstanding at December 31, 2008, respectively; and 40,523,168 and 39,254,874 shares issued and outstanding at June 30, 2008, respectively.	5	4
Additional paid-in capital	188,161	121,831
Accumulated deficit	(22,833)	(37,414)
Treasury stock, at cost; 1,268,294 shares held in escrow	(571)	(571)
Total stockholders’ equity	164,762	83,850
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY	$270,862	$277,808